Exhibit 99.1

NEWS RELEASE

ICF Confirms Details of the 2022 Investor Day in New York

FAIRFAX, Va. (May 24, 2022) — ICF (NASDAQ: ICFI), a global consulting and digital services provider, today confirms that its previously announced Investor Day will take place on Wednesday, May 25, 2022, in New York, New York. Senior management will focus their remarks on ICF’s key growth markets within its government and commercial client sets, including IT modernization/digital transformation, public health, disaster management, utility consulting, as well as climate, environment and infrastructure.

Analysts and institutional investors interested in attending are encouraged to contact ICF Investor Relations at icf@advisiry.com. Those investors and analysts who cannot attend this live event in person can join a simultaneous webcast that will begin at 2:30 p.m. ET on May 25, 2022. To participate, please register here and use the passcode ICF2022 at least 15 minutes prior to the live event and download and install any necessary software. An archive will be available at the above address for one month following the live event.

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About ICF

ICF (NASDAQ:ICFI) is a global consulting services company with approximately 8,000 full- and part-time employees, but we are not your typical consultants. At ICF, business analysts and policy specialists work together with digital strategists, data scientists and creatives. We combine unmatched industry expertise with cutting-edge engagement capabilities to help organizations solve their most complex challenges. Since 1969, public and private sector clients have worked with ICF to navigate change and shape the future. Learn more at icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; our ability to acquire and successfully integrate businesses; and the effects of the novel coronavirus disease (COVID-19) and related federal, state and local government actions and reactions on the health of our staff and that of our clients, the continuity of our and our clients’ operations, our results of operations and our outlook. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements that are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

Investor information contact:
Lynn Morgen, AdvisIRy Partners, lynn.morgen@advisiry.com, +1.212.750.5800

or

David Gold, AdvisIRy Partners, david.gold@advisiry.com, +1.212.750.5800

Company information contact:
Lauren Dyke, ICF, lauren.dyke@icf.com, +1.571.373.5577